                                                                     Exhibit 2.5

                            DATED 21st DECEMBER 1998

                          (1) MONECOR (LONDON) LIMITED

                                (2) FINACOR PETER

                     (3) EURO BROKERS INTERNATIONAL LIMITED

                        (4) EURO BROKERS HOLDINGS LIMITED

                    -----------------------------------------

                           SALE AND PURCHASE AGREEMENT

                    -----------------------------------------






                                Baker & McKenzie

                              100 New Bridge Street

                                 London EC4V 6JA



                           Telephone: (0171) 919 1000

                              Fax: (0171) 919 1999

                                  Ref: HLS/JSHY

                                    CONTENTS

Clauses                                                                                                  Pages
-------                                                                                                  -----
1.         Definitions and Interpretation....................................................................2
2.         Sale of Finacor Shares, Business and Branch Assets...............................................11
3.         Consideration....................................................................................12
4.         Exchange.........................................................................................13
5.         Conditions Precedent to Share Completion.........................................................14
6.         Pre-Share Completion Obligations.................................................................16
7.         Share Completion.................................................................................17
8.         Asset Conditions.................................................................................20
9.         Pre Completion Obligations in relation to the Branch Assets......................................22
10.        Asset Completion.................................................................................23
11.        Profits and Apportionments of the Business.......................................................25
12.        Responsibility for Liabilities of the Business...................................................26
13.        Employees of Business............................................................................27
14.        Share Warranties.................................................................................28
15.        Asset Warranties.................................................................................31
16.        Euro Brokers' Warranties.........................................................................33
17.        Net Asset Valuation for the Monecor Contribution.................................................36
18.        Net Asset Valuation for EB Holdings' Contribution................................................38
19.        Adjustment of Monecor's Contribution.............................................................40
20.        Adjustment of EB Holdings' Contribution..........................................................40
21.        Monecor Covenant in Respect of Tax...............................................................40
22.        EB Holdings' Covenant in Respect of Tax..........................................................46
23.        Restriction on Announcements.....................................................................52
24.        Costs............................................................................................53
25.        General..........................................................................................53
26.        Notices..........................................................................................55
27.        Governing Law and Submission to Jurisdiction.....................................................56

SCHEDULE 1

              PART A
              Details of Finacor

              PART B
              Details of EBIL

SCHEDULE 2
              Share Warranties

SCHEDULE 3
              Euro Brokers' Warranties

SCHEDULE 4
              Asset Warranties

SCHEDULE 5
              Excluded Branch Assets

SCHEDULE 6
              Transferring Employees

SCHEDULE 7
              Intangible Assets

DATE:                           21st December 1998

PARTIES:

(1) MONECOR (LONDON) LIMITED a company incorporated in England with registered number 851820 whose registered office is at 4th Floor, Golding's House, Hays Galleria, London SE1 2HB ("Monecor").

(2) FINACOR PETER a company incorporated in France whose registered office is at 52 Avenue des Champs Elysees, 75008 Paris, France ("Finacor Peter").

(3) EURO BROKERS INTERNATIONAL LIMITED a company incorporated in England with registered number 2226337 whose registered office is at 133 Houndsditch, London EC3A 7AJ ("EBIL").

(4) EURO BROKERS HOLDINGS LIMITED a company incorporated in England with registered number 2087852 whose registered office is at 133 Houndsditch, London EC3A 7AJ ("EB Holdings").

RECITALS:

(A) EB Holdings and Monecor intend to enter into a joint venture arrangement in respect of their respective capital market currency and interest rate swaps businesses.

(B) EBIL, a subsidiary of EB Holdings, is intended to be used as the joint venture vehicle and the existing assets and liabilities of EBIL are deemed to constitute, for the purposes of the joint venture, EB Holdings' capital contribution of 50% of the issued share capital of EBIL. In this respect, EBIL has agreed to give to Monecor certain warranties and undertakings relating to EBIL as more particularly set out in this Agreement.

(B) Monecor will subscribe for new shares in EBIL representing 50% of the issued share capital and will, in consideration for the allotment of such issued share capital, contribute the shares of Finacor Limited and the assets and undertaking of its branch in Paris and give EBIL certain warranties and undertakings relating thereto.

TERMS AGREED:

1.       Definitions and Interpretation
         ------------------------------

1.1 In this Agreement where the context so admits the following words and expressions shall have the following meanings:

"1997 Accounting Date"                     31 December 1997;

"1998 Accounting Date"                     31 December 1998;

"Affiliate"                                in relation to any party, any
                                           subsidiary undertaking or parent
                                           undertaking of that party and any
                                           other subsidiary undertaking of that
                                           parent undertaking;

"Asset Completion Accounts"                shall have the meaning ascribed to it
                                           in Clause 10.1.1.3

"Asset Completion Date"                    the last Business Day of the month
                                           during which satisfaction or waiver
                                           of all of the Asset Conditions occurs
                                           (or such later date as the parties
                                           may agree) but in no event any later
                                           than 30 June 1999;

"Asset Completion"                         completion of the sale and purchase
                                           of the Business and the Completion
                                           Branch Assets as specified in clause
                                           10;

"Asset Conditions"                         the conditions specified in clause 8;

"Asset Disclosure Letter"                  the letter of today's date from
                                           Monecor to EBIL in the approved
                                           terms;

"Asset Warranties"                         the representations, warranties and
                                           undertakings in respect of the
                                           Business and Branch Assets contained
                                           or referred to in clause 15 and
                                           Schedule 4;

"Branch Assets"                            the Customer Balances, Debts and
                                           contracts of employment relating to
                                           the Transferring Employees but not
                                           the Excluded Assets;

"Branch Licence Agreements"                the agreements relating to
                                           (respectively) (i) the authorisation
                                           for EBIL to register operations at
                                           the Branch Property, (the "EBIL
                                           Domiciliation Agreement"), and (ii)
                                           the sharing of rent, rental expenses
                                           and the maintenance costs of premises
                                           at the Branch Property (the "EBIL
                                           Repartition Agreement"), each to be
                                           entered into by Finacor Gestion et
                                           Participations and EBIL at the Share
                                           Completion in the approved terms;

"Branch Property"                          the premises used by the Business and
                                           located at 52/60 Avenue des Champs
                                           Elysees, Paris, France;

"Branch Service Agreements"                the agreements relating to: (i) the
                                           use of common services at the Branch
                                           Property (the "EBIL Common Services
                                           Agreement") and (ii) the agreement
                                           relating to the provision of
                                           equipment and materials at the Branch
                                           Property (the "EBIL Equipment and
                                           Materials Agreement"), each to be
                                           entered into by Finacor Gestation et
                                           Participations and EBIL at the Share
                                           Completion in the approved terms;

"Business"                                 the Euro-Fra/swap section, including
                                           the interest rate options desk,
                                           operated by Finacor Peter at the date
                                           hereof at the Branch Property, as
                                           such Business is carried on as at 31
                                           December 1998;

"Business Day"                             a day (other than a Saturday or a
                                           Sunday) on which banks in London are
                                           open for business

"Cash Contribution"                        the additional payment which Monecor
                                           may be required to make in accordance
                                           with clause 19;

"Companies Acts"                           the Companies Act 1985 and the
                                           Companies Act 1989 and the former
                                           Companies Acts within the meaning of
                                           Section 735(1)(c) of the Companies
                                           Act 1985;

"Completion Branch Assets"                 means the: (i) such of the Branch
                                           Assets as remain in existence at the
                                           Asset Completion Date, (ii) all
                                           proceeds or other assets attributable
                                           to, or derived from, the Branch
                                           Assets, and (iii) all other book
                                           debts, notes receivable and other
                                           rights to payment by Customers, in
                                           each of the three foregoing cases
                                           arising from the carrying on of the
                                           Business as from the 1998 Accounting
                                           Date.

"Confidential Information"                 know-how, trade secrets and other
                                           information of a confidential or
                                           proprietary nature;

"Consideration"                            the total consideration for the
                                           Finacor Shares, Business and Branch
                                           Assets and any Cash Contribution
                                           referred to in clause 3 and being the
                                           allotment of the EBIL Shares to
                                           Monecor;

"Customer Balances"                        all book debts, notes receivable and
                                           other rights to payment by customers
                                           arising from the operation of the
                                           Business prior to the 1998 Accounting
                                           Date;

"Debts" all amounts owing by way of employee loans from the Transferring Employees as at the 1998 Accounting Date;

"EBIL Accounts"                            the audited financial statements of
                                           EBIL for the accounting reference
                                           period which ended on the 1997
                                           Accounting Date (comprising a balance
                                           sheet, profit and
                                           loss account, cash flow statement,
                                           notes and directors' and auditors'
                                           report);

"EBIL Completion Accounts"                 shall have the meaning ascribed to it
                                           in clause 18;

"EBIL Licence Agreement"                   the agreement relating to the licence
                                           to occupy the EBIL Property to be
                                           entered into by EBIL and EB Holdings
                                           in the approved terms;

"EBIL Ordinary Shares"                     1,000 "B" ordinary shares of 1.00
                                           Pound each in the capital of EBIL;

"EBIL Property"                            the premises occupied by EBIL and
                                           located at 133 Houndsditch, London
                                           EC3A 7AJ;

"EBIL Services Agreement"                  the agreement relating to the
                                           provision of services to EBIL to be
                                           entered into by Euro Brokers Services
                                           Limited and EBIL in the approved
                                           terms;

"EBIL Preference Shares"                   1,399,000 "B" non-redeemable
                                           Preference Shares of 1.00 Pound each
                                           in the capital of EBIL;

"EBIL Shares"                              the EBIL Ordinary Shares and the EBIL
                                           Preference Shares;

"Euro Brokers' Auditors"                   PricewaterhouseCoopers of Southwark
                                           Towers, 32 London Bridge Street,
                                           London SE1 9SY;

"Euro Brokers' Disclosure Letter"          the letter of today's date from EB
                                           Holdings to Monecor in the approved
                                           terms;

"Euro Brokers' Group"                      the group of companies comprising EB
                                           Holdings and its subsidiaries and
                                           subsidiary undertakings but excluding
                                           EBIL. The expression "member of Euro
                                           Brokers's Group" shall be construed
                                           accordingly;

"Euro Brokers Financial Services           the agreement relating to the
                                           provision of services to Euro Brokers
                                           Financial Services Limited to be
                                           entered into by

Agreement"                                 EBIL and Euro Brokers Financial
                                           Services Limited at Share Completion
                                           in the approved terms;

"Euro Brokers' Solicitors"                 Allen & Overy of One New Change,
                                           London EC4M 9QQ;

"Euro Brokers' Warranties"                 the representations, warranties and
                                           undertakings contained or referred to
                                           in clause 16 and Schedule 3;

"Excluded Branch Assets"                   those assets used in or relating to
                                           the Business which are excluded from
                                           the sale and purchase and which are
                                           identified in Schedule 5;

"Finacor"                                  Finacor Limited, details of which are
                                           set out in Schedule 1;

"Finacor Accounts"                         the audited financial statements of
                                           Finacor for the accounting reference
                                           period which ended on the 1997
                                           Accounting Date (comprising a balance
                                           sheet, profit and loss account, cash
                                           flow statement, notes and directors'
                                           and auditors' report);

"Finacor Auditors"                         Deloitte & Touche of Stonecutter
                                           Court, 1 Stonecutter Street, London
                                           EC4A 4TR;

"Finacor Completion Accounts"              shall have the meaning ascribed to it
                                           in clause 17;

"Finacor France"                           Finacor, a company incorporated in
                                           France whose registered office is at
                                           52 Avenue des Champs Elysees, 75008
                                           Paris, France;

"Finacor Share Disclosure Letter"          the letter of today's date from
                                           Monecor to EBIL in the approved
                                           terms;

"Finacor Shares"                           the 5,150,000 ordinary shares of
                                           10.00 French Francs each in the share
                                           capital of the Finacor;

"Finacor Peter Service Agreement"          the service agreement to be entered
                                           into by Finacor Peter
                                           and EBIL at Share Completion in the
                                           approved terms;

"FSA"                                      Financial Services Authority;

"Hive-up Agreement"                        the agreement relating to the
                                           transfer of Finacor's assets and
                                           undertaking to EBIL, in the approved
                                           terms;

"Intellectual Property"                    includes Confidential Information,
                                           patents, registered designs,
                                           copyrights, rights in databases,
                                           trade marks, business names,
                                           registrations of and applications to
                                           register any of the aforesaid items,
                                           rights in the nature of any of the
                                           aforesaid items in any country,
                                           rights in the nature of unfair
                                           competition rights and rights to sue
                                           for passing off;

"Material Adverse Effect"                  when used in connection with any body
                                           corporate, any change, effect, event,
                                           occurrence or state of facts that is,
                                           or would reasonably be expected to
                                           be, materially adverse to the
                                           business, financial condition or
                                           results of operations of such body
                                           corporate excluding for these
                                           purposes changes, effects or events
                                           caused by the general economic or
                                           relevant industry conditions;

"Maxcor" Maxcor Financial Group Inc, a company incorporated under the laws of the State of Delaware, USA whose principal office is at Two World Trade Center, New York, NY 10048, USA;

"Monecor Group"                            the group of companies comprising
                                           Monecor and its subsidiaries and
                                           subsidiary undertakings but excluding
                                           Finacor. The expression "member of
                                           Monecor's Group" shall be construed
                                           accordingly;

"Monecor Service Agreement"                the agreement relating to the
                                           provision of services by Monecor to
                                           EBIL to be entered into by EBIL and
                                           Monecor at Share Completion in the
                                           approved terms;

"Monecor's Solicitors"                     Baker & McKenzie of 100 New Bridge
                                           Street, London EC4V 6JA;

"Notes" (i) the Convertible Note in the principal amount of 3,567,250 Pounds dated 1 December 1986 between (1) Euro Brokers Holdings, Inc., (2) Euro Brokers Limited, and (3) MAG
                                           Investments Limited; and (ii)
                                           Convertible Note in the principal
                                           amount of US$4,649,000 dated 1
                                           December 1986 between (1) Euro
                                           Brokers Holdings, Inc., (2) First
                                           Euro Brokers, Inc., (3) Euro Brokers
                                           (USA), Inc., and (4) EBH Holdings,
                                           Inc.;

"parent undertaking"                       the meaning given to that term in
                                           section 258 Companies Act 1985;

"Repayment Option Letter"                  the letter from Maxcor to Finacor
                                           France and Monecor relating to the
                                           right of Finacor France or Monecor to
                                           repay or prepay the Notes, in the
                                           approved terms;

"SFA"                                      Securities and Futures Authority;

"Share Completion Date"                    31 December 1998 or the first
                                           Business Day after satisfaction or
                                           waiver of the Share Conditions
                                           whichever is the later;

"Share Completion"                         Completion of the sale and purchase
                                           of the Finacor Shares and issue of
                                           the EBIL Shares as specified in
                                           clause 7;

"Share Conditions"                         the conditions specified in clause 5;

"Share Warranties" the representations, warranties and undertakings relating to the Finacor Shares contained or referred to in clause 14 and Schedule 2.

"Shareholders' Agreement"                  the agreement governing the
                                           relationship of Monecor and

                                           EB Holdings as shareholders in EBIL
                                           in the approved terms;

"subsidiary undertaking"                   the meaning given to that term in
                                           section 258 Companies Act 1985;

"Surrender Covenant"                       shall have the meaning ascribed to it
                                           in clause 10.1.1.2

"Tax" all forms of taxation, withholdings, duties, imposts, levies, social security contributions and rates imposed by any local, municipal, governmental, state, federal, or other body in the United Kingdom or elsewhere and any interest, penalty, surcharge or fine in connection therewith;

"Taxes Act"                                the Income and Corporation Taxes Act
                                           1988;

"TCGA"                                     the Taxation of Chargeable Gains Act
                                           1992;

"Traite d'Apport d'Actifs"                 the certified valuation of the net
                                           tangible assets of the Business for
                                           the accounting reference period which
                                           ended on the 1998 Accounting Date;

"Transfer Regulations"                     the Transfer of Undertakings
                                           (Protection of Employment)
                                           Regulations 1981, as amended and/or
                                           the equivalent legislation in France
                                           which implements the EC Acquired
                                           Rights Directive, whichever is
                                           applicable;

"Transferring Employees"                   those employees of the Business whose
                                           employment is intended to be
                                           transferred to EBIL at Asset
                                           Completion, a list of whom appears in
                                           Schedule 6;

"TVA"                                      tax sur la valeur ajoutee;

"VAT"                                      value added tax;

"VATA"                                     the Value Added Tax Act 1994.

1.2 Save where the context otherwise requires words and phrases the definitions of which are contained or referred to in Part XXVI of the Companies Act 1985 shall be construed as having the meaning thereby attributed to them.

1.3 Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision. References to sections of consolidating legislation shall wherever necessary or appropriate in the context be construed as including references to the sections of the previous legislation from which the consolidating legislation has been prepared.

1.4 References in this Agreement to clauses and schedules are to clauses in and schedules to this Agreement (unless the context otherwise requires). The recitals and schedules to this Agreement shall be deemed to form part of this Agreement.

1.5 Headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.6 Where any of the parties are referred to, their respective successors and assigns (where the same are permitted under this Agreement) shall be deemed to be included.

1.7 References to "persons" shall include bodies corporate, unincorporated associations and partnerships (whether or not having separate legal personality).

1.8 References to writing shall include any methods of reproducing words in a legible and non-transitory form.

1.9 The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

1.10 All warranties, representations, indemnities, covenants, agreements and obligations given or entered into by more than one person are given or entered into jointly and severally.

1.11 A document expressed to be "in the approved terms" means a document the terms of which have been approved by or on behalf of the parties to this Agreement and a copy of which has been signed for the purposes of identification by or on behalf of those parties.

1.12 Where in accordance with clauses 17.7, 19.1 and 19.2 of this Agreement, any amounts are required to be converted from French francs to Pounds sterling or vice versa or where Monecor wishes to pay the Cash Contribution or any other payments pursuant to this Agreement, in French Francs, the closing mid-point spot rate of exchange shall be that prevailing as at close of business on 31 December 1998 as quoted in the Financial Times.

1.13 Where any Share Warranty or Asset Warranty is given qualified by the statement "so far as Monecor is aware" (or a similar expression), there shall be deemed to be included in such statement a further statement that all reasonable enquiries have been made by Monecor of its directors and management and, in the case of any Share Warranty, the directors and management of Finacor, and, in the case of any Asset Warranty, the directors and management of Finacor Peter.

1.14 Where any Euro Brokers' Waranty is given qualified by the statement "so far as EB Holdings is aware" (or a similar expression), there shall be deemed to be included in such statement a further statement that all reasonable enquiries have been made by EB Holdings of its directors and management and those of EBIL.

2.          Sale of Finacor Shares, Business and Branch Assets
            --------------------------------------------------

2.1 Subject to the terms and conditions of this Agreement, Monecor shall sell and EBIL shall purchase:

2.1.1 the Finacor Shares, free from all liens, charges, equities, encumbrances and other rights exercisable by third parties and together with all rights now or hereafter attaching to them; and

2.1.2           the Business as a going concern and all of the Branch Assets.

2.2 Monecor covenants with EBIL that it has the right to sell and transfer the full legal and beneficial interest in the Finacor Shares and that, immediately prior to Asset Completion, it will have the right to sell and transfer the full legal and beneficial interest in the Completion Branch Assets pursuant to clause 10.

2.3 Nothing in this Agreement shall operate to transfer from Monecor or Finacor Peter any of the Excluded Branch Assets, nor to impose any obligation or liability on EBIL in respect of any assets or liabilities of Monecor or Finacor Peter except as specifically provided in this Agreement.

3.          Consideration
            -------------

3.1 The total consideration payable for the Finacor Shares, the Business and the Branch Assets and any Cash Contribution shall be the allotment by EBIL of the EBIL Shares to Monecor at Share Completion, to rank, with respect to each class of such EBIL Shares, pari passu in all respects (other than as set out in clause 12 of the Shareholders' Agreement) with the existing ordinary shares and preference shares of EBIL respectively and to be credited as follows:

3.1.1 1,334,506 of the EBIL Preference Shares and 954 of the EBIL Ordinary Shares in respect of the Finacor Shares - credited as fully paid; and

3.1.2 64,494 of the EBIL Preference Shares and 46 of the EBIL Ordinary Shares in respect of the Business and Branch Assets - credited as nil paid (but subject always to clause 10.3).

3.2 EBIL hereby waives and agrees to procure the waiver of any restrictions on the allotment of the EBIL Shares (including pre-emption rights) which may exist under the articles of association of EBIL or otherwise.

3.3 The consideration is inclusive of any amount of VAT or TVA. payable thereon.

4.          Exchange
            --------

Upon the signing of this Agreement;

4.1         Monecor shall deliver to EBIL:

4.1.1 the Finacor Share Disclosure Letter, signed by Monecor and the Asset Disclosure Letter, signed by Monecor and Finacor Peter;

4.1.2 a certified copy of a resolution of the board of Monecor approving the conditional sale of the Finacor Shares, the Business and the Branch Assets on the terms of this Agreement and authorising any two of its directors to execute this Agreement as a deed for and on behalf of Monecor; and

4.1.3 a certified copy of a resolution of the board of Finacor Peter approving the sale of the Business and the Branch Assets to Monecor, the entry into this Agreement by Finacor Peter and authorising any director to execute this Agreement as a deed for and on behalf of Finacor Peter.

4.2         EBIL shall deliver to Monecor:

4.2.1           the Euro Brokers' Disclosure Letter duly signed by EB Holdings;

4.2.2 a certified copy of the resolution of the board of EBIL approving the conditional purchase of the Finacor Shares, the Business and the Branch Assets on the terms of this Agreement and authorising any two of its directors to execute this Agreement as a deed for and on behalf of EBIL;

4.2.3 a certified copy of the resolution of the board of EB Holdings approving the terms of this Agreement;

5.          Conditions Precedent to Share Completion
            ----------------------------------------

5.1         Share Completion is conditional upon:

5.1.1 the Share Warranties and the Asset Warranties being true and accurate in all material respects both when made and at and as of the Share Completion Date, as if made at and as of such time subject only to matters fairly disclosed in the Finacor Share Disclosure Letter and the Asset Disclosure Letter respectively), except where the failure of the Share Warranties to be so true and accurate does not have and is not likely to have, individually or in the aggregate, a Material Adverse Effect on Finacor or where the failure of the Asset Warranties to be so true and accurate does not have and is not likely to have, individually or in the aggregate, a Material Adverse Effect on the Business;

5.1.2 the Euro Brokers' Warranties being true and accurate in all material respects both when made and at and as of the Share Completion Date, as if made at and as of such time subject only to matters fairly disclosed in the Euro Brokers' Disclosure Letter), except where the failure of the Euro Brokers' Warranties to be so true and accurate does not have, and is not likely to have, individually or in the aggregate, a Material Adverse Effect on EBIL;

5.1.3 Monecor having complied fully with the obligations specified in clause 6.1 and otherwise having performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement;

5.1.4 EBIL having complied fully with the obligations specified in clause 6.2 and otherwise having performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement;

5.1.5 The SFA having approved and not withdrawn its approval to the change of control of EBIL and of Finacor and the proposed change in directors of EBIL as contemplated by this Agreement;

5.1.6 The FSA having approved and not withdrawn its approval to the change of control of EBIL and of Finacor and the proposed change in directors of EBIL as contemplated by this Agreement;

5.1.7 Each of the FSA and SFA having approved and not withdrawn their approval to the transactions contemplated in this Agreement with respect to the transfer of the Finacor Shares and the issue of the EBIL Shares and neither of the FSA or SFA having any objections thereto.

5.1.8 EB Holdings having obtained the consent of British Land to EB Holdings ceasing to beneficially own at least 75% of the issued share capital of EBIL as required pursuant to clause 5.2 of a Supplemental Deed dated 28 May 1993, a copy of which is attached to the Euro Brokers' Disclosure Letter.

5.2 Monecor shall use all reasonable endeavours to ensure that the conditions set out at clauses 5.1.1, 5.1.3, 5.1.5, 5.1.6 and 5.1.7 are satisfied as soon as practicable in the period from the date hereof until Share Completion.

5.3 Each of EB Holdings and EBIL shall use all reasonable endeavours to ensure that the conditions set out at clause 5.1.2, 5.1.4, 5.1.5, 5.1.6, 5.1.7 and 5.1.8 are satisfied as soon as practicable in the period from the date hereof until Share Completion.

5.4 In the event that any of the conditions set out at clause 5.1.1, 5.1.3, 5.1.5, 5.1.6 or 5.1.7 shall not have been fulfilled (or waived by EB Holdings) prior to 28 February 1999, then EB Holdings and EBIL shall not be bound to proceed to Share Completion and this Agreement shall cease to be of any effect except clauses 23, 24, 26 and 27 which shall remain in force and save in respect of any claims arising out of any antecedent breach of this Agreement.

5.5 In the event that any of the conditions set out at clause 5.1.2, 5.1.4, 5.1.5, 5.1.6, 5.1.7 or 5.1.8 shall not have been fulfilled
            (or waived by Monecor) prior to 28 February 1999, then Monecor shall not be bound to proceed to Share Completion and this Agreement shall cease to be of any effect except clauses 23, 24, 26 and 27 which shall remain in force and save in respect of any claims arising out of any antecedent breach of this Agreement.

6.          Pre-Share Completion Obligations
            --------------------------------

6.1 Between the date hereof and the Share Completion Date, Monecor shall carry on the business of Finacor in the usual and ordinary course consistent with prior practice, including using all reasonable endeavours to preserve its assets, customer and supplier relations, employee relations, business and organisation.

6.2 Between the date hereof and the Share Completion Date, EBIL shall and EB Holdings shall procure that EBIL shall carry on the business of EBIL in the usual and ordinary course consistent with prior practice, including using all reasonable endeavours to preserve its assets, customer and supplier relations, employee relations, business and organisation.

6.3 Each of EB Holdings and Monecor hereby undertakes that it will not prior to the Share Completion Date, save as required by law, divulge any Confidential Information relating to Finacor and EBIL respectively, obtained by it in connection with or pursuant to this Agreement, to any person other than the officers, employees or professional advisers of it and its Affiliates.

6.4 Each of EB Holdings and Monecor hereby undertakes with respect to each of EBIL and Finacor respectively to procure that as at the 1998 Accounting Date, EBIL or Finacor, as the case may be, shall:

            (i) show in its respective cash balances a minimum amount of 1,000,000 Pounds net of accrued staff bonuses (including any Tax payable thereon) relating to the financial year ended on the 1998 Accounting Date; and

            (ii) have collected or otherwise discharged all aged debtors of 180 days or more.

7.          Share Completion
            ----------------

7.1 Subject to the provisions of clause 5, the transfer of the Finacor Shares shall take place on the Share Completion Date at the offices of Euro Brokers' Solicitors, when all (but not some only) of the events described in this clause shall occur.

7.2         On the Share Completion Date, Monecor shall:

7.2.1           deliver to EBIL:

7.2.1.1 duly executed transfers of all of the Finacor Shares in favour of EBIL together with the relative share certificates;

7.2.1.2 such waivers or consents as EBIL may require to enable EBIL to be registered as the holder of the Finacor Shares;

7.2.1.3 a counterpart of the Shareholders' Agreement duly executed by Monecor and Finacor France;

7.2.1.4 all the statutory and other books (duly written up to date) of Finacor and its certificate of incorporation, common seal (if any) and any other papers and documents of Finacor in its possession;

7.2.1.5 letters of resignation in the approved terms from Marc Craquelin, Stephen Bush, Raoul Saada and Michael Lehneis as directors and Peter Lacey as the secretary of Finacor, such resignations to take effect from close of the meeting of the Board referred to in clause 7.2.2;

7.2.1.6 a counterpart of the Monecor Services Agreement duly executed by Monecor.

7.2.1.7 a counterpart of each of the: (i) Branch Service Agreements, and Branch Licence Agreements, duly executed by Finacor Gestion et Participations; and (ii) the Finacor Peter Service Agreement;

7.2.1.8 a counterpart of the Repayment Option Agreement, duly executed by Monecor;

7.2.2 cause the directors of Finacor to hold a meeting of the Board of Finacor at which the directors shall pass resolutions in the approved terms (inter alia) providing for the following to have immediate effect as and from Share Completion:-

7.2.2.1 the approval of the registration of EBIL as a member of Finacor subject only to the production of duly stamped and completed transfers in respect of the Finacor Shares;

7.2.2.2 the appointment of such persons as EBIL may nominate as directors and secretary of Finacor;

7.2.2.3 the revocation of all authorities to the bankers of Finacor relating to bank accounts and to give authority to such persons as Monecor and EB Holdings may nominate to operate the same; and

7.2.2.4 the change of the registered office address of Finacor to that of EBIL;

7.2.3 cause the directors of Finacor to convene a meeting of the shareholders of Finacor which approves a special resolution to change the name of Finacor to Eurocor UK Limited.

7.3         On the Share Completion Date, EBIL shall:

7.3.1           deliver to Monecor:

7.3.1.1 a counterpart of the Shareholders' Agreement and certified copy of the EBIL Licence Agreement each duly executed by each of EBIL and EB Holdings and in the case of the Shareholders' Agreement, duly executed by Maxcor;

7.3.1.2 a certified copy of each of the: (i) the EBIL Services Agreement duly executed by EBIL and Euro Brokers Services Limited and (ii) the Euro Brokers Financial Services Agreement, duly executed by Euro Brokers Financial Services Limited and EBIL;

7.3.1.3 a counterpart of Monecor Services Agreement duly executed by EBIL;

7.3.1.4 a counterpart of each of the Branch Service Agreements and Branch Licence Agreements duly executed by EBIL;

7.3.1.5             the Repayment Option Letter, duly executed by Maxcor;

7.3.2 procure the delivery to Monecor of letters of resignation as directors of EBIL signed by Ian McKay, Paul Dunkley, Nicholas Chadd and Walter Kaczor;

7.3.3 cause the Board of EBIL to convene a meeting of the shareholders of EBIL which approves the following resolutions:

                (a)   to change the name of EBIL to Euro Brokers Finacor
                      Limited;

                (b) to convert the existing authorised share capital of EBIL to 1,000 Ordinary Shares of 1.00 Pound each, 1,000 B Ordinary Shares of 1.00 Pound each, 2,499,000 A non-redeemable preference shares of 1.00 Pound each and 2,499,000 B non-redeemable preference shares of 1.00 Pound each (having the respective rights set out in the articles of association of EBIL to be adopted pursuant to this clause 7.3.3);

                (c) to adopt the new memorandum and articles of association of EBIL in the approved terms; and

                (d) to grant to the Board authority, pursuant to section 80 of Companies Act 1985, to allot the EBIL Shares.

7.3.4           hold a meeting of the Board of EBIL to approve:

                (i) the allotment of the EBIL Shares to Monecor credited in accordance with clause 3 and subject to the Articles of Association of EBIL;

                (ii) the appointment of Olivier Stephanopoli and Alain Giraud as directors of EBIL;

                (iii) the resignation of the directors listed in clause 7.3.2.

7.4 Immediately after the Share Completion, EBIL and Finacor will execute and complete the Hive-up Agreement.

7.5 As soon as practicable after the Share Completion, EB Holdings shall use best endeavours to obtain the consent of British Land to the sharing of the EBIL Property with EBIL as required pursuant to an Underlease dated 28 May 1993, a copy of which is attached to the Euro Brokers' Disclosure Letter.

8.          Asset Conditions
            ----------------

8.1 The sale and purchase of the Business and the Branch Assets is conditional upon:

8.1.1 the sale of the Business as a going concern and Completion Branch Assets by Finacor Peter to Monecor having taken place prior to Asset Completion;

8.1.2 Share Completion having taken place or taking place concurrent with Asset Completion;

8.1.3 the Asset Warranties set out in Part II of Schedule 4, being true and accurate in all material respects at the Asset Completion Date and there being no unremedied material breach of the Asset Warranties given as at the Share Completion Date;

8.1.4 The Trade Register Department in France having approved and not withdrawn its approval to the registration of its branch office in Paris by Monecor.

8.1.5 The SFA having approved and not withdrawn its approval to the acquisition of a branch office in Paris by Monecor from Finacor Peter and the immediate disposal thereof by Monecor to EBIL.

8.1.6 The Trade Register Department in France having approved and not withdrawn its approval to the registration of its branch office in Paris by EBIL.

8.1.7 The FSA having approved and not withdrawn its approval to the acquisition of a branch office in Paris to carry on investment business in France by EBIL.

8.1.8 Each of the FSA, SFA and French regulatory authorities having approved and not withdrawn their approval to the transactions contemplated in this Agreement with respect to the transfer of the Branch Assets initially to Monecor and subsequently to EBIL and neither of the FSA, SFA or French regulatory having any objections thereto.

8.2 Each of Finacor Peter and Monecor shall use all reasonable endeavours to ensure that the conditions set out at clauses 8.1.1,
            8.1.3 to 8.1.5 and 8.1.8 are satisfied as soon as practicable in the period from the date hereof until Asset Completion.

8.3 Each of EB Holdings and EBIL shall use all reasonable endeavours to ensure that the conditions set out at clauses 8.1.6 and 8.1.7 are satisfied as soon as practicable in the period from the date hereof until Asset Completion.

8.4 Subject to satisfaction of the Asset Conditions, on the first to occur of the following events:

8.4.1 receipt by Finacor Peter of the ruling from the relevant French tax authority approving the transfer of the Business by Finacor Peter to Monecor and then by Monecor to EBIL (the "Tax Ruling");

8.4.2 receipt by Finacor Peter of notice that the Tax Ruling will not be given; or

8.4.3           30 June 1999;

            Monecor shall proceed to Asset Completion in accordance with clause 10.

9.          Pre Completion Obligations in relation to the Branch Assets
            -----------------------------------------------------------

9.1 Between the date hereof and the Asset Completion Date, Finacor Peter shall (i) carry on the Business in the usual and ordinary course consistent with prior practice so as to maintain the same as a going concern, including using all reasonable endeavours to preserve its assets, customer and supplier relations, employee relations, business and organisation; and (ii) transfer the Business as a going concern and the Completion Branch Assets to Monecor immediately prior to Asset Completion and in any event prior to 30 June 1999.

9.2 As from 1 January 1999, Finacor Peter and Monecor will ensure that EBIL and any person authorised by it shall be given such access to the Branch Property and to all the books, title deeds, records and accounts of the Business as EBIL may reasonably request and be permitted to take copies of any such books, deeds, records and accounts. Finacor Peter and Monecor will procure that their respective directors and employees provide EBIL promptly during this period all such information and explanations requested by EBIL, and any person authorised by it, in relation to the Business or the Branch Assets (including without limitation) the draft Traite d'Apport d'Actif as submitted to the French Mercantile Court and the final form thereof.

9.3 EBIL hereby undertakes that it will not prior to Asset Completion, save as required by law, divulge any confidential information relating to the Business obtained by it pursuant to this Agreement to any person other than the officers, employees or professional advisers of it or its Affiliates.

10.         Asset Completion
            ----------------

10.1 Subject to the provisions of clause 8, the transfer of legal title to the Business as a going concern and to the Completion Branch Assets shall take place on the Asset Completion Date at the offices of Monecor's Solicitors (or such other place agreed by the parties) when all (but not some only) of the following events shall occur:-

10.1.1          Monecor shall:

10.1.1.1 make available to EBIL all the books of account, ledgers, payroll records, stock and asset records, information relating to customers and other books and documents which relate to the Business (other than minute books relating to directors' and shareholders' meetings and statutory books) in whatever form and upon whatever media they may be recorded Provided that Finacor Peter shall be entitled to retain all TVA records or other books and records which do not relate exclusively to the Business and Finacor Peter and/or Monecor shall provide EBIL with full access to all such records, including the right to take and hold copies thereof.

10.1.1.2 deliver to EBIL the surrender covenant in the approved terms ("Surrender Covenant") retrospective to 1 January 1999 in respect of the profits of the Business; and

10.1.1.3 deliver to EBIL and EB Holdings a profit and loss account of the Business for the period from 1 January 1999 to the Asset Completion Date together with a balance sheet of the Business as at the Asset Completion Date (the "Asset Completion Accounts").

10.1.1.4 deliver to EBIL such deeds, documents and assignments as EBIL may reasonably require in order to secure legal and beneficial title to the Business and Completion Branch Assets referred to above.

10.2 Upon receipt by EBIL and EB Holdings of the Asset Completion Accounts, EB Holdings shall, with 15 days thereafter notify Monecor as to whether it agrees or disagrees with the statement of profits set out therein that are to be surrendered to EBIL pursuant to the Surrender Covenant. If it disagrees, the parties shall seek to negotiate in good faith agreement in respect of such profits, failing which, the matter may be referred by either EB Holdings or Monecor to an independent firm of French chartered accountants selected by agreement between EB Holdings and Monecor (and failing agreement, by the President of the French Companies Court, on the application of either party) who shall act as experts and whose decision shall be final and binding and whose costs shall be borne equally by EB Holdings and Monecor.

10.3 The contribution of the Business and Branch Assets to EBIL by Monecor at Asset Completion in accordance with the terms of this Agreement together with any cash contribution made pursuant to clause 19, shall be in full and final satisfaction of all monies owed by Monecor to EBIL in respect of Monecor's subscription of the Relevant EBIL Shares (as defined in clause 10.4) and subject to such contributions having taken place or Monecor having transferred to EBIL the cash sum referred to in clause 10.4 in accordance with that clause, EBIL shall from the Asset Completion Date record the Relevant EBIL Shares in its books credited as fully paid. For the avoidance of doubt only, nothing in this clause 10.3 is intended to prevent EBIL bringing any claim under the Asset Warranties.

10.4 If Monecor fails to transfer the Business and Branch Assets to EBIL in accordance with this clause 10 on the Asset Completion Date then, without prejudice to all of

            EBIL's rights and remedies in respect of such failure, EBIL should be entitled to require Monecor forthwith to transfer to EBIL a cash sum being the difference between the amount of net tangible assets of Finacor as shown in the Finacor Completion Accounts and 3,250,000 Pounds (together with an amount equal to the profits earned by the Business since the 1998 Accounting Date) in respect of the consideration due for the EBIL shares allotted pursuant to clause 3.1.2 (the "Relevant EBIL Shares"). Such amount shall be in full and final settlement of all monies due to EBIL from Monecor in respect of Monecor's subscription of the Relevant EBIL Shares as set out in the Board Minutes of EBIL referred to in clause 4.2.2, whereupon the Relevant EBIL Shares shall be recorded in the books of EBIL as fully paid. Thereafter Finacor Peter and Monecor shall cease to have any further liability under clauses 8, 9 and 10 (excluding this clause 10.4) (without prejudice to any accrued liability under such clauses) and clauses 11, 12, 13, 15, 17.7 and Schedule 4 shall cease to be of any effect. Notwithstanding such cash payment, EBIL shall be entitled to pursue any remedies it may have at law in respect of Monecor's failure to transfer the Business and Completion Branch Assets in accordance with clause 10.

11.         Profits and Apportionments of the Business
            ------------------------------------------

11.1 Pursuant to the Surrender Covenant, all the profits or losses of the Business attributable to the period from and including 1 January 1999 to the Asset Completion Date (both dates inclusive) as shown by the Asset Completion Accounts shall be for the account of EBIL.

11.2 Without prejudice to the generality of clause 12, the following items of expenditure relating to the Business shall be apportioned such that the cost of items of expenditure accrued, or referable to periods, prior to 1 January 1999 shall be borne by Finacor Peter and on or after 1 January 1999 by EBIL:

11.2.1 all salaries, wages, accrued holiday pay entitlement, bonuses and other emoluments relating to the employment of the Transferring Employees in the Business;

11.2.2 all social security payments and related tax charges relating to the employment of the Transferring Employees in the Business;

11.2.3 all travel, entertainment, subsistence and other expenses incurred by the Transferring Employees in connection with the Business.

11.3 EBIL and Finacor Peter shall use all reasonable endeavours to draw up and agree a statement of the apportionments referred to in this clause 11, and the balance owing by one party to the other, as soon as practicable after the Asset Completion Date. Payment of the balance agreed to be due shall be made within 14 days after agreement or determination.

11.4 In the event of any disagreement between EBIL and Finacor Peter in relation to the statement referred to in clause 11.3, the matter may be referred for determination by either EB Holdings or Finacor Peter to an independent firm of chartered accountants selected by agreement between EB Holdings and Finacor Peter or, failing agreement, nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales upon the request of either EB Holdings or Finacor Peter. Such independent firm of chartered accountants shall act as experts and not as arbitrators and their decision shall be final and binding and the costs of such firm shall be borne equally by EB Holdings and Finacor Peter.

12.         Responsibility for Liabilities of the Business
            ----------------------------------------------

12.1 Without prejudice to the Asset Warranties, Monecor shall be responsible for and shall keep EBIL fully and effectively indemnified against:

12.1.1 all debts, obligations and liabilities whatsoever attributable to the Branch Assets or arising from the carrying on of the Business prior to 1 January 1999;

12.1.2          all liabilities or obligations in relation to the Excluded
                Assets;

12.1.3 all liabilities or obligations of Monecor other than those transferred to EBIL pursuant to this Agreement.

12.2 Subject to the Asset Warranties and to Finacor having complied with its obligations under clause 9.1 and 9.2 and the Surrender Covenant, EBIL shall keep Monecor fully and effectively indemnified against all debts, obligations and liabilities attributable to the Branch Assets or arising from the carrying on of the Business on or after the Asset Completion Date.

13.         Employees of Business
            ---------------------

13.1 Other than by agreement with EBIL, the employment of any of the Transferring Employees who are employed in the Business immediately prior to the Asset Completion Date shall not be terminated for a reason arising from or connected in any way with this Agreement. By virtue of the Transfer Regulations all Monecor's rights, duties, powers, liabilities and obligations in respect of any contract of employment with the Transferring Employees still in force immediately before the Asset Completion Date shall be transferred to EBIL.

13.2 Monecor shall be responsible for and hereby undertakes to indemnify and keep indemnified and fully reimburse EBIL at all times from and against all claims, proceedings, actions, losses, demands, liabilities, costs and expenses ("Losses") which EBIL may suffer, sustain, incur or pay, in any way connected with or arising from:

13.2.1 the employment or termination of employment by Finacor of any person who is not a Transferring Employee at any time; and

13.2.2 the employment or termination of employment by Monecor or Finacor Peter of any of the Transferring Employees at any time prior to the Asset Completion Date.

13.3 If any contract of employment with any person who is not a Transferring Employee shall have effect at any time after the Asset Completion Date as if originally made between EBIL and such person as a result of the operation of the Transfer Regulations then (without prejudice to any other rights or remedies which may be available to EBIL):

13.3.1 EBIL may, upon becoming aware of such operation of the Transfer Regulations in relation to such contract, terminate such contract forthwith; and

13.3.2 Monecor hereby agrees with EBIL to indemnify EBIL against all Losses arising out of such termination and against any sums payable to or on behalf of any such person or any benefits which EBIL is required to provide to such person after the Asset Completion Date but prior to the said termination.

14.         Share Warranties
            ----------------

14.1 In consideration of the allotment of the EBIL Shares and any cash contribution made by EBIL pursuant to clause 20, Monecor represents, warrants and undertakes to and with EBIL that each of the statements set out in Schedule 2 is now and will at and as of Share Completion be true and accurate.

14.2 The Share Warranties are given subject to matters fairly disclosed in the Finacor Share Disclosure Letter.

14.3 Monecor acknowledges that EBIL has agreed to purchase the Finacor Shares and allot the EBIL Shares in reliance upon the Share Warranties and has been induced by them to enter into this Agreement.

14.4 Each of the Share Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other Share Warranty or any other term of this Agreement.

14.5 Monecor hereby agrees with EBIL to waive any rights which it may have in respect of any misrepresentation or inaccuracy in, or omission from, any information or advice supplied or given by Finacor or its officers, employees or advisers in connection with the giving of the Share Warranties and the preparation of the Finacor Share Disclosure Letter.

14.6        The liability of Monecor under the Share Warranties:-

14.6.1 shall save in relation to paragraph 2 of Schedule 2 (the "Finacor Tax Warranties") cease after the third anniversary of the date hereof except in respect of matters which have been the subject of a bona fide written claim made before such date by EBIL to Monecor;

14.6.2 shall in relation to the Finacor Tax Warranties cease after 31 December 2005 except in respect of matters which have been the subject of a bona fide written claim made before such date by EBIL to Monecor.

14.7 The maximum aggregate liability of Monecor pursuant to this clause 14 in respect of all claims in respect of the Share Warranties and clause 21 shall not exceed 5,000,000 Pounds.

14.8 No liability shall attach to Monecor pursuant to this clause 14 or to clause 21 unless the aggregate amount of all claims under the Share Warranties, the Asset Warranties and clause 21 for which it would, in the absence of this provision, be liable shall exceed 50,000 Pounds and in such event Monecor shall be liable for the whole of such amount and not merely the excess.

14.9 Monecor hereby undertakes to indemnify EBIL at all times from and against all and any losses, damages and interest whatsoever and all reasonable costs and expenses suffered or incurred by EBIL (including without limitation professional fees) as a result of any breach of the Share Warranties.

14.10 If any sum payable by Monecor to EBIL under this clause 14 shall be subject to Tax (whether by way of deduction or withholding or by way of direct assessment of EBIL) such payment shall be increased by such an amount as shall ensure that after deduction, withholding or payment of such Tax, EBIL shall have received a net amount equal to the payment otherwise required hereby to be made.

14.11 In the event that a claim against Finacor arises as a result of or in connection with a liability to or a dispute with any third party, no such liability or dispute shall be admitted, settled or discharged without the written consent of Monecor (such consent not to be unreasonably withheld or delayed) and each of EB Holdings and EBIL shall (provided that it is indemnified to its reasonable satisfaction by Monecor against any costs, expenses, liabilities, penalties, and fines which may be incurred by EB Holdings and/or EBIL and Finacor in taking such action) take and shall procure that Finacor shall take such action to avoid, dispute, resist, appeal, compromise or contest such liability or dispute as may be reasonably requested by Monecor;

14.12 Any claim made by EB Holdings for breach of Share Warranty shall be reduced by (i) the amount of any payment made by Monecor in respect of the same facts or circumstances pursuant to the provisions of clause 21 of this Agreement or otherwise under this clause and (ii) to the extent that there has been an adjustment to the Monecor Contribution (as hereinafter defined) pursuant to clause 19 in respect of the same facts or circumstances.

14.13       Where Monecor is liable to pay an amount to EBIL under this clause
            14.1 in respect of a liability and EBIL obtains a deduction, allowance, loss or other relief (a "Benefit") in respect of Tax which would not have arisen but for the facts, events or circumstances giving rise to the Tax liability then the amount which Monecor is liable to pay to EBIL shall be reduced by the amount by which EBIL's liability to pay Tax is or is reasonably expected to be reduced in respect of the accounting period of EBIL in which the claim for breach of the relevant Share Warranty is made (or a prior period beginning after 31 December 1998) as a result of the utilisation or set off of such Benefit. If it subsequently transpires that EBIL is liable to pay Tax which was assumed to be saved as a result of the use of a Benefit then, on the date on which and to the extent that EBIL is required to pay such Tax to a Taxation authority, Monecor shall pay to EBIL an amount equal to such Tax together with an amount equal to interest on such sum at the rate of 1% above the base rate of Barclays Bank plc from time to time from the due date to the date of payment.

15.         Asset Warranties
            ----------------

15.1 Monecor warrants and undertakes to and with EBIL that each of the statements set out in Schedule 4 is true and accurate as at the date hereof.

15.2 Monecor warrants and undertakes to and with EBIL that each of the statements set out in Part II of Schedule 4 will be true and accurate at and as of Asset Completion.

15.3 The Asset Warranties are given subject to matters fairly disclosed in the Asset Disclosure Letter.

15.4 Monecor hereby undertakes to indemnify EBIL at all times from and against all and any losses, damages and interest whatsoever and all reasonable costs and expenses suffered or incurred by EBIL (including without limitation professional fees) as a result of any breach of the Asset Warranties.

15.5 Each of the Asset Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other Asset Warranty or any other term of this Agreement.

15.6 Each of Finacor Peter and Monecor hereby agrees with EBIL to waive any rights which it may have in respect of any misrepresentation or inaccuracy in, or omission from, any information or advice supplied or given by any of the Transferring Employees in connection with the giving of the Asset Warranties and the preparation of the Asset Disclosure Letter.

15.7 The liability of Monecor under the Asset Warranties shall cease after the second anniversary of Asset Completion except in respect of matters which have been the subject of a bona fide written claim made before such date by EBIL to Monecor.

15.8 The maximum aggregate liability of Monecor pursuant to this clause 15 in respect of all claims shall not exceed 150,000 Pounds.

15.9 Clause 14.8 shall also apply to limit Monecor's liability in respect of claims by EBIL under the Asset Warranties, save in the case of where there are claims made only under the Asset Warranties, in which case, no liability shall attach to Monecor unless the aggregate amount of all such claims for which Monecor would, in the absence of this provision, be liable, shall exceed 2,000 Pounds and in such event Monecor shall be liable for the whole of such amount and not merely the excess.

15.10 If any sum payable by Monecor to EBIL under this clause 15 shall be subject to Tax (whether by way of deduction or withholding or by way of direct assessment of EBIL) such payment shall be increased by such an amount as shall ensure that after deduction, withholding or payment of such Tax, EBIL shall have received a net amount equal to the payment otherwise required hereby to be made.

15.11 Where Monecor is liable to pay an amount to EBIL under this clause 15 in respect of a Tax liability and EBIL obtains a deduction, allowance, loss or other relief (a "Benefit") in respect of Tax for EBIL which would not have arisen but for the facts, events or circumstances giving rise to the Tax liability then the amount which Monecor is liable to pay to EBIL shall be reduced by the amount by which EBIL's liability to pay Tax is or is reasonably expected to be reduced in respect of the accounting period of EBIL in which the claim for breach of the relevant Asset Warranty is made (or a prior period beginning after 31 December 1998) as a result of the utilisation or set off of such Benefit. If it subsequently transpires that EBIL is liable to pay Tax which was assumed to be saved as a result of the use of a Benefit then, on the date on which and to the extent that EBIL is required to pay such Tax to a Taxation authority, Monecor shall pay to EBIL an amount equal to such Tax together with an amount equal to interest on such sum at the rate of 1% above the base rate of Barclays Bank plc from time to time from the due date to the date of payment.

16.         Euro Brokers' Warranties
            ------------------------

16.1 In consideration of the transfer of the Finacor Shares, the transfer of the Business and Branch Assets and the Cash Contribution (if any), EB Holdings represents, warrants and undertakes to and with Monecor for the benefit of EBIL that each of the statements set out in Schedule 3 is now and will at and as of Share Completion be true and accurate.

16.2 Although the Euro Brokers' Warranties are being given by EB Holdings to Monecor, it is recognised and agreed by the parties that any payment made by EB Holdings for breach of the Euro Brokers' Warranties will be made directly to EBIL, save for payments made pursuant to clause 16.10.2..

16.3 The Euro Brokers' Warranties are given subject to matters fairly disclosed in the Euro Brokers' Disclosure Letter.

16.4 EB Holdings acknowledges that Monecor has agreed to sell the Finacor Shares and the Business and Branch Assets to EBIL in reliance upon the Euro Brokers' Warranties and has been induced by them to enter into this Agreement.

16.5 Each of the Euro Brokers' Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other Euro Brokers' Warranty or any other term of this Agreement.

16.6 EB Holdings and EBIL each hereby agree with Monecor to waive any rights which either may have in respect of any misrepresentation or inaccuracy in, or omission from, any information or advice supplied or given by its officers, employees or advisers in connection with the giving of the Euro Brokers' Warranties and the preparation of the Euro Brokers' Disclosure Letter.

16.7        The liability of EB Holdings under the Euro Brokers' Warranties:-

16.7.1 shall save in relation to paragraphs 2 of Schedule 3 (the "EBIL Tax Warranties") cease after the third anniversary of the date hereof except in respect of matters which have been the subject of a bona fide written claim made before such date by Monecor to EB Holdings;

16.7.2 shall in relation to the EBIL Tax Warranties cease after 31 December 2005 except in respect of matters which have been the subject of a bona fide written claim made before such date by Monecor to EB Holdings.

16.8 The maximum aggregate liability of EB Holdings pursuant to this clause 16 in respect of all claims in respect of the Euro Brokers' Warranties and clause 22 shall not exceed 5,000,000 Pounds.

16.9 No liability shall attach to EB Holdings pursuant to this clause 16 or to clause 22 unless the aggregate amount of all claims in respect of Euro Brokers' Warranties and clause 22 for which it would, in the absence of this provision, be liable shall exceed 50,000 Pounds and in such event EB Holdings shall be liable for the whole of such amount and not merely the excess.

16.10       EB Holdings hereby undertakes to Monecor to indemnify:

16.10.1 EBIL at all times from and against all and any losses, damages, interest, costs or expenses whatsoever suffered or incurred by EBIL as a result of any breach of the Euro Brokers' Warranties; and

16.10.2 Monecor at all times from and against any reasonable costs and expenses whatsoever (including professional fees) suffered or incurred by it in bringing a claim against EB Holdings for breach of the Euro Brokers' Warranties.

16.11 If any sum payable by EB Holdings to EBIL under this clause 16 shall be subject to Tax (whether by way of deduction or withholding or by way of direct assessment of EBIL) such payment shall be increased by such an amount as shall ensure that after deduction, withholding or payment of such Tax, EBIL shall have received a net amount equal to the payment otherwise required hereby to be made.

16.12 In the event that a claim against EBIL arises as a result of or in connection with a liability to or a dispute with any third party, no such liability or dispute shall be admitted, settled or discharged without the written consent of EB Holdings (such consent not to be unreasonably withheld or delayed) and Monecor shall (provided that it is indemnified to its reasonable satisfaction by EB Holdings against any costs, expenses, liabilities, penalties, and fines which may be incurred by Monecor and/or EBIL in taking such action) take such action to avoid, dispute, resist, appeal, compromise or contest such liability or dispute as may be reasonably requested by EB Holdings.

16.13 Any claim made by Monecor for breach of any of the Euro Brokers' Warranties shall be reduced by (i) the amount of any payment made by EB Holdings in respect of the same facts or circumstances pursuant to the provision of clause 22 of this Agreement and (ii) to the extent that there has been an adjustment to the EB Holdings' Contribution (as hereinafter defined) pursuant to clause 20 in respect of the same facts or circumstances.

16.14 Where EB Holdings is liable to pay an amount to EBIL under this clause 16 in respect of a liability and EBIL obtains a deduction, allowance, loss or other relief (a "Benefit") in respect of Tax which would not have arisen but for the facts, events or circumstances giving rise to the Tax liability then the amount which EB Holdings is liable to pay to EBIL shall be reduced by the amount by which EBIL's liability to pay Tax is or is reasonably expected to be reduced in respect of the accounting period of EBIL in which the claim for breach of the relevant Euro Brokers' Warranty is made (or a prior period beginning after 31 December 1998) as a result of the utilisation or set off of such Benefit. If it subsequently transpires that EBIL is liable to pay Tax which was assumed to be saved as a result of the use of a Benefit then, on the date on which and to the extent that EBIL is required to pay such Tax to a Taxation authority, EB Holdings shall pay to EBIL an amount equal to such Tax together with an amount equal to interest on such sum at the rate of 1% above the base rate of Barclays Bank plc from time to time from the due date to the date of payment.

17.         Net Asset Valuation for the Monecor Contribution
            ------------------------------------------------

17.1 As soon as reasonably practicable after Share Completion, but in any event no later than 14 February 1999, Monecor shall prepare draft accounts for Finacor in respect of the accounting reference period ending on 31 December 1998 (draft "Finacor Completion Accounts") and submit such accounts to Finacor's Auditors in accordance with clause 17.2, such draft accounts to be prepared (i) on the same accounting basis and in accordance with the same accounting and valuation principles and practices as the Finacor Accounts and (ii) so that the assets listed in Schedule 7 are ignored for the purposes of calculating the net tangible assets in these accounts.

17.2 Following the submission of such draft accounts to Finacor's Auditors, Finacor's Auditors shall conduct an audit applying the same basis and principles referred to in clause 17.1 and produce a draft of the Finacor Completion Accounts and a statement as to the amount of the net tangible assets of Finacor derived from such accounts.

17.3 Finacor's Auditors shall, as soon as reasonably practicable but no later than 30 days after submission to them, submit the draft Finacor Completion Accounts and draft statement as to the amount of the Finacor net tangible assets to Euro Brokers' Auditors for their review. Monecor shall procure that Finacor's Auditors' working papers are made available to Euro Brokers' Auditors, if required by them in carrying out their review.

17.4 If Finacor's Auditors and Euro Brokers' Auditors are able to agree the form and content of the Finacor Completion Accounts and the statement as to the amount of the Finacor net tangible assets as shown in or derived from such Finacor Completion Accounts within 30 days of the date on which the drafts were submitted to Euro Brokers' Auditors (or within such other period as Monecor and EB Holdings may agree), the accounts if so agreed shall be the final Finacor Completion Accounts and the two firms of auditors shall promptly issue a joint statement as to the amount of the

            Finacor net tangible assets which shall be final and binding on the parties to this Agreement. In carrying out their functions under this Agreement, Finacor's Auditors and Euro Brokers' Auditors shall be deemed to be acting as experts and not as arbitrators.

17.5 If Finacor's Auditors and Euro Brokers' Auditors shall not be able to agree the draft Finacor Completion Accounts and a joint statement as to the amount of the Finacor net tangible assets within 30 days of the date on which the draft accounts were first submitted to Euro Brokers' Auditors (or within such other period as Monecor and EB Holdings may agree) the matter may be referred by either EB Holdings or Monecor to an independent firm of chartered accountants selected by agreement between EB Holdings and Monecor or, failing agreement, nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application either of Monecor or EB Holdings and:

            (i) such independent firm of chartered accountants shall be requested to settle any matter in dispute, applying the same basis and principles as are referred to in clause 17.1 and determine the form and content of the Finacor Completion Accounts and the statement as to the amount of the Finacor net tangible assets; and

            (ii) the decision of such firm of chartered accountants as to the matter in dispute and the determination (if any) as to the form and content of the Finacor Completion Accounts and the statement as to the amount of the Finacor net tangible assets shall be final and binding on the parties hereto and such chartered accountants shall be deemed to act as experts and not as arbitrators.

17.6 The costs of Finacor's Auditors in respect of the preparation and the determination of the Finacor Completion Accounts shall be borne by Monecor and the cost of Euro Brokers' Auditors shall be borne by EB Holdings. The cost of the independent chartered accountant, if any, shall be borne by Monecor and EB Holdings equally.

17.7 The Monecor contribution for the purposes of Clause 19 shall be the aggregate of the amount of the Finacor net tangible assets as so agreed or determined and the net assets of the Business as shown by the Traite d'Apport d'Actifs (the "Monecor Contribution").

18.         Net Asset Valuation for EB Holdings' Contribution
            -------------------------------------------------

18.1 As soon as reasonably practicable after Share Completion, but in any event no later than 14 February 1999, EB Holdings shall prepare draft accounts for EBIL in respect of the accounting reference period ending on 31 December 1998 (draft "EBIL Completion Accounts") and submit such accounts to Euro Broker's Auditors in accordance with clause 18.2, such draft accounts to be prepared (i) on the same accounting basis and in accordance with the same accounting and valuation principles and practices as the EBIL Accounts and (ii) so that the assets listed in Schedule 7 are ignored for the purposes of calculating the net tangible assets in those accounts.

18.2 Following the submission of such draft accounts to Euro Broker's Auditors, EB Holdings shall submit them to Euro Broker's Auditors who shall conduct an audit applying the same basis and principles referred to in clause 18.1 and produce a draft of the EBIL Completion Accounts and a statement as to the amount of the net tangible assets of EBIL derived from such accounts.

18.3 Euro Broker's Auditors shall, as soon as reasonably practicable, submit the draft EBIL Completion Accounts and draft statement as to the amount of the Finacor net tangible assets to Finacor's Auditors for their review. EB Holdings shall procure that Euro Broker's Auditors' working papers are made available to Finacor's Auditors, if required by them in carrying out their review.

18.4 If Finacor's Auditors and Euro Brokers' Auditors are able to agree the form and content of the EBIL Completion Accounts and the statement as to the amount of the EBIL net tangible assets as appearing in or derived from such accounts within 30 days of the date on which the drafts were submitted to Finacor's Auditors (or within such other period as Monecor and EB Holdings may agree), the accounts if so agreed shall be the final EBIL Completion Accounts and the two firms of auditors shall promptly issue a joint statement as to the amount of the EBIL net tangible assets which shall be final and binding on the parties to this Agreement. In carrying out their functions under this Agreement, Finacor's Auditors and Euro Brokers' Auditors shall be deemed to be acting as experts and not as arbitrators.

18.5 If Finacor's Auditors and Euro Brokers' Auditors shall not be able to agree the draft EBIL Completion Accounts and a joint statement as to the amount of the EBIL net tangible assets within 30 days of the date on which the draft accounts were first submitted to Finacor's Auditors (or within such other period as Monecor and EB Holdings may agree) the matter may be referred by either EB Holdings or Monecor to an independent firm of chartered accountants selected by agreement between EB Holdings and Monecor or, failing agreement, nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application either of Monecor or EB Holdings and:

            (i) such independent firm of chartered accountants shall be requested to settle any matter in dispute, applying the same basis and principles as are referred to in clause 18.1 and determine the form and content of the EBIL Completion Accounts and the statement as to the amount of the EBIL net tangible assets; and

            (ii) the decision of such firm of chartered accountants as to the matter in dispute and the determination (if any) as to the form and content of the EBIL Completion Accounts and the statement as to the amount of the EBIL net tangible assets shall be final and binding on the parties hereto and such chartered accountants shall be deemed to act as experts and not as arbitrators.

18.6 The costs of Euro Broker's Auditors in respect of the preparation and the determination of the EBIL Completion Accounts shall be borne by EB Holding and the cost of Finacor' Auditors shall be borne by Monecor. The cost of the independent chartered accountant, if any, shall be borne by Monecor and EB Holdings equally.

18.7 The Euro Broker's contribution for the purposes of clause 20, shall be the amount of the EBIL net tangible assets as so agreed or determined (the "Euro Brokers' Contribution").

19.         Adjustment of Monecor's Contribution
            ------------------------------------

19.1 If the Monecor Contribution as agreed or determined in accordance with clause 17 is less than 3,250,000 Pounds, Monecor shall forthwith pay to EBIL an amount equal to such shortfall by way of an additional cash contribution for the EBIL Shares (the "Cash Contribution");

19.2 If the Monecor Contribution as agreed or determined in accordance with clause 17 is more than 3,250,000 Pounds, EBIL shall forthwith reimburse to Monecor with an amount equal to such excess.

20.         Adjustment of EB Holdings' Contribution

20.1 If the EB Holdings' Contribution as agreed or determined in accordance with clause 18 is less than 3,250,000 Pounds, EB Holdings shall forthwith pay to EBIL an amount equal to such shortfall by way of an additional cash contribution for the shares in EBIL held by it;

20.2 If the EB Holdings' Contribution as agreed or determined in accordance with clause 18 is more than 3,250,000 Pounds, EBIL shall forthwith reimburse to EB Holdings an amount equal to such excess.

21.         Monecor Covenant in Respect of Tax
            ----------------------------------

21.1        In this clause unless the context otherwise requires:

21.1.1 "event" includes (without limitation) any omission, event, action or transaction whether or not Finacor is a party thereto, the death of any person, a change in the residence of any person for any Tax purpose and the entering into and completion of this Agreement;

21.1.2 "relief" includes (without limitation) any relief, allowance, credit, set off, deduction or exemption for any Tax purpose;

21.1.3 reference to income or profits or gains earned, accrued or received shall include income or profits or gains deemed to have been or treated as or regarded as earned, accrued or received for the purposes of any Tax legislation;

21.1.4 reference to any Tax liability shall mean any liability to make actual payments of or in respect of Tax and shall also include:

21.1.4.1 the loss or reduction in the amount of, or the setting off against income, profits or gains, or against any Tax liability for which no provision has been made in preparing the Finacor Completion Accounts, of any relief which would (were it not for the said loss, reduction or setting off) have been available to Finacor and which has been taken into account in computing (and so eliminating or reducing) any provision for deferred Tax which appears (or which but for such relief would have appeared) in the Finacor Completion Accounts;

21.1.4.2 the loss or reduction in the amount of, or the setting off against any Tax liability for which no provision has been made in preparing the Finacor Completion Accounts, of a right to repayment of Tax which has been treated as an asset of Finacor in preparing the Finacor Completion Accounts; and

21.1.4.3 the loss or reduction in the amount of, or the setting off against income, profits or gains earned, accrued or received on or before Share Completion, or against any Tax liability of any relief which is not available on or before 31 December 1998 but which arises in respect of an event occurring after 31 December 1998 in circumstances where, but for such loss, reduction or setting off, Finacor would have had a Tax liability in respect of which EB Holdings would have been able to make a claim under this clause 21;

                and in such a case the amount of Tax which could otherwise be saved or relieved, by the relief so lost, reduced or set off or the amount of repayment which would otherwise have been obtained shall be treated as the amount of a Tax liability which has arisen;

21.1.5 reference to a payment in respect of Tax includes (without limitation) a payment for the surrender of losses or other amounts by way of group relief (within the meaning of Section 402 of the Taxes Act) or for the surrender of advance corporation tax or for the transfer of any other relief, a repayment of any such payment and a payment to any person who was a member of the same group of companies as Finacor at any time before Share Completion by way of reimbursement or recharge in respect of Tax.

21.2 Subject as hereinafter provided, Monecor hereby covenants with and undertakes to EBIL to pay to EBIL, a sum equal to the amount of:

21.2.1 any Tax liability of Finacor resulting from or by reference to any income, profits or gains earned accrued or received on or before Share Completion or any event on or before Share Completion whether or not such Tax is chargeable against or attributable to any other person; and

21.2.2 any Tax liability of Finacor that arises after Share Completion as a result of an act, omission or transaction by a person other than Finacor and which liability to Tax falls upon Finacor as a result of its having been in the same group for Tax purposes as that person at any time before Share Completion; and

21.2.3 all reasonable costs and expenses which are incurred by Finacor or EBIL in relation to demands, actions, proceedings and claims in respect of Tax liabilities falling within clause 21.2.1 and 21.2.2 to the extent they are not covered by the indemnity within clause 21.4.

21.3 The covenants contained in clause 21.2 do not apply to any liability:

21.3.1 to the extent that provision or reserve in respect thereof has been made in the Finacor Completion Accounts or to the extent that payment or discharge of such liability has been taken into account therein;

21.3.2 to the extent that it arises as a result of a transaction or other matter in the ordinary course of business of Finacor after 31 December 1998;

21.3.3 in respect of which provision or reserve has been made in the Finacor Completion Accounts which is insufficient only by reason of any increase in rates of Tax made after the Share Completion Date with retrospective effect.

21.3.4 to the extent that it arises directly or indirectly as a result of any voluntary act, transaction or omission of EB Holdings after Share Completion;

21.3.5 to the extent that it would not have arisen but for a change in legislation made after 31 December 1998 (whether relating to Tax, rates of Tax or otherwise) or any amendment to or the withdrawal after 31 December 1998 of any practice published by the Inland Revenue or other Taxation authority whether or not the change, amendment or withdrawal purports to be effective retrospectively in whole or in part;

21.3.6 to the extent that there are available to Finacor any reliefs or rights to repayment of Tax to set against or otherwise mitigate the liability which are reliefs or rights to repayment of Tax which arose on or before 31 December 1998 and have not been taken into account in the Finacor Completion Accounts.

21.4        Where Monecor is liable to pay an amount to EBIL under this clause
            21.2.1 in respect of a Tax liability and EBIL obtains a deduction, allowance, loss or other relief (a "Benefit") in respect of Tax which would not have arisen but for the facts, events or circumstances giving rise to the Tax liability then the amount which Monecor is liable to pay to EBIL on the due date shall be reduced by the amount by which EBIL's liability to pay Tax is or is reasonably expected to be reduced in respect of the accounting period of EBIL in which the due date falls as a result of the utilisation or set off of such Benefit. If it subsequently transpires that EBIL is liable to pay Tax which was assumed to be saved as a result of the use of a Benefit then, on the date on which and to the extent that EBIL is required to pay such Tax to a Taxation authority, Monecor shall pay to EBIL an amount equal to such Tax together with an amount equal to interest on such sum at the rate of 1% above the base rate of Barclays Bank plc from time to time from the due date to the date of payment.

21.5 In the event that Finacor has or may have a liability in respect of which a claim could be made under this clause, each of EB Holdings or EBIL shall (if Monecor shall indemnify EB Holdings and Finacor to EB Holdings' reasonable satisfaction against any liabilities, costs or expenses which may be incurred thereby) take such action and procure that Finacor shall take such action as Monecor may reasonably request in writing to dispute, resist, appeal or compromise the liability and EB Holdings shall co-operate with Monecor to procure that Finacor shall make available to Monecor such persons as Monecor may reasonably require and all such information as may be available to it or them for avoiding, disputing, resisting, appealing, compromising or contesting any such liability. The action which Monecor may request be taken under this clause 21.5 shall include the delegation to Monecor of the conduct of any correspondence or negotiations with any Tax authority or of any proceedings on behalf of Finacor in relation to the relevant Tax liability, provided that such request is reasonable and all other provisions of this clause 21.5 are complied with. Neither Finacor nor EB Holdings shall be required to take any such action unless Monecor shall have received advice from an independent tax advisor acceptable to EB Holdings in its reasonable discretion, after disclosure of all relevant information and documents that it is reasonable to take any such action. Neither Finacor nor EB Holdings shall in any event be required to take any steps which are likely to increase the future liability to Tax of EBIL or EB Holdings or which would require any admission of guilt or liability relating to matters connected with the claim in question or which would affect the future conduct of the business of any member of the Euro Brokers Group or EBIL, or Finacor, or affect the rights or reputations of any of them without the prior written consent of EB Holdings, such consent not to be unreasonably withheld or delayed. EBIL shall not settle or otherwise compromise any claim for Tax without the prior written consent of Monecor which shall not be unreasonably withheld or delayed.

21.6 The due date for the making of payments under this clause 21 shall be:

21.6.1 where the payment relates to a liability of Finacor to make an actual payment of or in respect of Tax, the date which is seven days before the date on which such actual payment is due to be made to the relevant authority;

21.6.2          where the payment relates to a matter falling within clause
                21.1.4.1 or 21.1.4.3, the date falling seven days before Tax becomes due to be paid by Finacor to a Tax authority which would not have become due if the relevant relief had not been lost, reduced or set off as therein mentioned;

21.6.3          where the payment relates to a matter falling within clause
                21.1.4.2 the date on which the repayment of Tax would otherwise have been due to be made; and

21.6.4 in the case of costs and expenses within clause 21.2.3 the date on which such costs and expenses are incurred.

21.7 If any payment due to be made by Monecor under this clause is not made on the due date for payment thereof the same shall carry interest from such due date of payment until actual payment at the rate of 1 per cent above the base rate from time to time of Barclays Bank plc, compounded on the last days of March, June, September and December in each year.

21.8 If any sum payable by Monecor to EBIL under this clause 21 (other than interest under clause 21.7) shall be subject to Tax (whether by way of deduction or withholding or by way of direct assessment of EBIL entitled thereto) such payment shall be increased by such an amount as shall ensure that after deduction, withholding or payment of such Tax EBIL shall have received a net amount equal to the payment otherwise required hereby to be made.

21.9 The liability of Monecor to make any payment under clause 21.2 shall cease after 31 December 2005 except in respect of matters which have been the subject of a bona fide written claim made on or before such date by EB Holdings such claim specifying (in reasonable detail) the nature of the claim and the estimated amount of the relevant Tax liability.

21.10 Monecor shall give all such assistance and provide such information as EB Holdings or EBIL shall reasonably request in writing from time to time for the purpose of enabling EBIL or Finacor to make returns and provide information as required to any Tax authority and to negotiate any liability to Tax.

22.         EB Holdings' Covenant in Respect of Tax
            ---------------------------------------

22.1        In this clause unless the context otherwise requires:

22.1.1 "event" includes (without limitation) any omission, event, action or transaction whether or not EBIL is a party thereto, the death of any person, a change in the residence of any person for any Tax purpose and the entering into and completion of this Agreement;

22.1.2 "relief" includes (without limitation) any relief, allowance, credit, set off, deduction or exemption for any Tax purpose;

22.1.3 reference to income or profits or gains earned, accrued or received shall include income or profits or gains deemed to have been or treated as or regarded as earned, accrued or received for the purposes of any Tax legislation;

22.1.4 reference to any Tax liability shall mean any liability to make actual payments of or in respect of Tax and shall also include:

22.1.4.1 the loss or reduction in the amount of, or the setting off against income, profits or gains, or against any Tax liability for which no provision has been made in preparing the EBIL Completion Accounts, of any relief which would (were it not for the said loss, reduction or setting off) have been available to EBIL and which has been taken into account in computing (and so eliminating or reducing) any provision for deferred Tax which appears (or which but for such relief would have appeared) in the EBIL Completion Accounts;

22.1.4.2 the loss or reduction in the amount of, or the setting off against any Tax liability for which no provision has been made in preparing the EBIL Completion Accounts, of a right to repayment of Tax which has been treated as an asset of EBIL in preparing the EBIL Completion Accounts; and

22.1.4.3 the loss or reduction in the amount of, or the setting off against income, profits or gains earned, accrued or received on or before Share Completion, or against any Tax liability of any relief which is not available on or before 31 December 1998 but which arises in respect of an event occurring after 31 December 1998 in circumstances where, but for such loss, reduction or setting off, EBIL would have had a Tax liability in respect of which the Purchaser would have been able to make a claim under this clause 22;

                and in such a case the amount of Tax which could otherwise be saved or relieved, by the relief so lost, reduced or set off or the amount of repayment which would otherwise have been obtained shall be treated as the amount of a Tax liability which has arisen;

22.1.5 reference to a payment in respect of Tax includes (without limitation) a payment for the surrender of losses or other amounts by way of group relief (within the meaning of Section 402 of the Taxes Act) or for the surrender of advance corporation tax or for the transfer of any other relief, a repayment of any such payment and a payment to any person who was a member of the same group for Tax purposes as EBIL at any time before Share Completion by way of reimbursement or recharge in respect of Tax.

22.2 Subject as hereinafter provided, EB Holdings hereby covenants with and undertakes to EBIL to pay to EBIL, a sum equal to the amount of:

22.2.1 any Tax liability of EBIL resulting from or by reference to any income, profits or gains earned accrued or received on or before Share Completion or any event on or before Share Completion whether or not such Tax is chargeable against or attributable to any other person; and

22.2.2 any Tax liability of EBIL that arises after Share Completion as a result of an act, omission or transaction by a person other than EBIL and which liability to Tax falls upon EBIL as a result of its having been in the same group for Tax purposes as that person at any time before Share Completion; and

22.2.3 all reasonable costs and expenses which are incurred by EBIL or Monecor in relation to demands, actions, proceedings and claims in respect of Tax liabilities falling within clause 22.2.1 and
                22.2.2 to the extent they are not covered by the indemnity within clause 22.4.

22.3 The covenants contained in clause 22.2 do not apply to any liability:

22.3.1 to the extent that provision or reserve in respect thereof has been made in the EBIL Completion Accounts or to the extent that payment or discharge of such liability has been taken into account therein;

22.3.2 to the extent that it arises as a result of a transaction or other matter in the ordinary course of business of EBIL after 31 December 1998;

22.3.3 in respect of which provision or reserve has been made in the EBIL Completion Accounts which is insufficient only by reason of any increase in rates of Tax made after the Share Completion Date with retrospective effect.

22.3.4 to the extent that it arises directly or indirectly as a result of any voluntary act, transaction or omission of Monecor after Share Completion;

22.3.5 to the extent that it would not have arisen but for a change in legislation made after 31 December 1998 (whether relating to Tax, rates of Tax or otherwise) or any amendment to or the withdrawal after 31 December 1998 of any practice published by the Inland Revenue or other Taxation authority whether or not the change, amendment or withdrawal purports to be effective retrospectively in whole or in part;

22.3.6 to the extent that there are available to EBIL any reliefs or rights to repayment of Tax to set against or otherwise mitigate the liability which are reliefs or rights to repayment of Tax which arose on or before 31 December 1998 and have not been taken into account in the EBIL Completion Accounts;

22.3.7 to the extent that EB Holdings is liable to make a payment to EBIL in respect thereof under clause 22.4.

22.4.1 EB Holdings hereby covenants with and undertakes to EBIL to pay to EBIL a sum equal to the amount of any liability of EBIL to pay national insurance contributions (and any interest payable in respect thereof) calculated by reference to earnings paid or deemed to have been paid for national insurance contributions purposes in respect of any period ending on or before 31 December 1998 to the extent that such liability has neither been discharged on or before 31 December 1998 nor provided for in the EBIL Completion Accounts.

22.4.2 Any liability of EBIL Holdings under this clause 22.5 shall be left out of account for the purposes of clauses 16.8 and 16.9 and any claim under this clause 22.4 shall not be subject to the limitations in clauses 22.3 and 22.10.

22.5 Where EB Holdings is liable to pay an amount to EBIL under this clause 22 in respect of a Tax liability and EBIL obtains a deduction, allowance, loss or other relief (a "Benefit") in respect of Tax which would not have arisen but for the facts, events or circumstances giving rise to the Tax liability then the amount which EB Holdings is liable to pay to EBIL on the due date shall be reduced by the amount by which EBIL's liability to pay Tax is or is reasonably expected to be reduced in respect of the accounting period of EBIL in which the due date falls as a result of the utilisation or set off of such Benefit. If it subsequently transpires that EBIL is liable to pay Tax which was assumed to be saved as a result of the use of a Benefit then, on the date on which and to the extent that EBIL is required to pay such Tax to a Taxation authority, EB Holdings shall pay to EBIL an amount equal to such Tax together with an amount equal to interest on such sum at the rate of 1% above the base rate of Barclays Bank plc from time to time from the due date to the date of payment.

22.6 In the event that EBIL has or may have a liability in respect of which a claim could be made under this clause, Monecor or EBIL (as the case may be) shall give written notice thereof to EB Holdings and shall (if EB Holdings shall indemnify Monecor and EBIL to Monecor's reasonable satisfaction against any liabilities, costs or expenses which may be incurred thereby) take such action and procure that EBIL shall take such action as EB Holdings may reasonably request in writing to dispute, resist, appeal or compromise the liability and Monecor shall co-operate with EB Holdings to procure that EBIL shall make available to EB Holdings such persons as EB Holdings may reasonably require and all such information as may be available to it or them for avoiding, disputing, resisting, appealing, compromising or contesting any such liability. The action which EB Holdings may request be taken under this clause 22.6 shall include the delegation to EB Holdings of the conduct of any correspondence or negotiations with any Tax authority or of any proceedings on behalf of EBIL in relation to the relevant Tax liability, provided that such request is reasonable and all other provisions of this clause 22.6 are complied with. Neither EBIL nor EB

            Holdings shall be required to take any such action unless EB Holdings shall have received advice from an independent tax advisor acceptable to Monecor in its reasonable discretion, after disclosure of all relevant information and documents that it is reasonable to take any such action. Neither EBIL nor Monecor shall in any event be required to take any steps which are likely to increase the future liability to Tax of EBIL or which would require any admission of guilt or liability relating to matters connected with the claim in question or which would affect the future conduct of the business of any member of the Monecor Group, or EBIL or affect the rights or reputations of any of them without the prior written consent of Monecor such consent not to be unreasonably withheld or delayed. EBIL shall not settle or otherwise compromise any claim for Tax without the prior written consent of EB Holdings which shall not be unreasonably withheld or delayed.

22.7 The due date for the making of payments under this clause 22 shall be :-

22.7.1 where the payment relates to a liability of EBIL to make an actual payment of or in respect of Tax, the date which is seven days before the date on which such actual payment is due to be made to the relevant authority;

22.7.2          where the payment relates to a matter falling within clause
                22.1.4.1 or 22.1.4.3, the date falling seven days before Tax becomes due to be paid by EBIL to a Tax authority which would not have become due if the relevant relief had not been lost, reduced or set off as therein mentioned; and

22.7.3          where the payment relates to a matter falling within clause
                22.1.4.2 the date on which the repayment of Tax would otherwise have been due to be made; and

22.7.4 in the case of costs and expenses within clause 22.2.3 the date on which such costs and expenses are incurred.

22.8 If any payment due to be made by EB Holdings under this clause is not made on the due date for payment thereof the same shall carry interest from such due date of payment until actual payment at the rate of 1 per cent above the base rate from time to time of Barclays Bank plc, compounded on the last days of March, June, September and December in each year.

22.9 If any sum payable by EB Holdings to EBIL under this clause 22 (other than interest under clause 22.8) shall be subject to Tax (whether by way of deduction or withholding or by way of direct assessment of EBIL) such payment shall be increased by such an amount as shall ensure that after deduction, withholding or payment of such Tax EBIL shall have received a net amount equal to the payment otherwise required hereby to be made.

22.10 The liability of EB Holdings to make any payment under clause 22.2 shall cease after 31 December 2005 except in respect of matters which have been the subject of a bona fide written claim made on or before such date by EB Holdings such claim specifying (in reasonable detail) the nature of the claim and the estimated amount of the relevant Tax liability.

22.11 EB Holdings shall give all such assistance and provide such information as Monecor shall reasonably request in writing from time to time for the purpose of enabling EBIL to make returns and provide information as required to any Tax authority and to negotiate any liability to Tax.

22.12 EBIL shall take such action as may reasonably be directed in writing by Monecor from time to time to enforce EBIL's rights under this clause 22 against EB Holdings

23.         Restriction on Announcements
            ----------------------------

Each of the parties to this Agreement undertakes that it will not (save as required by law or by any securities exchange or any supervisory or regulatory body to whose rules any party to this Agreement is subject) make any announcement in connection with this Agreement unless the other parties shall have given their respective consents to such announcement (which consents may not be unreasonably withheld or delayed and may be given either generally or in a specific case or cases and may be subject to conditions).

24.         Costs
            -----

Each party to this Agreement shall pay its own costs of and incidental to this Agreement and the sale and purchase hereby agreed to be made, save that Monecor shall be liable for all or any stamp duty payable on the transfer of the Finacor Shares and the Branch Assets.

25.         General
            -------

25.1 This Agreement shall be binding upon and enure for the benefit of the successors of the parties. No party shall be entitled to assign the benefit of this Agreement in whole or in part.

25.2 This Agreement (together with any documents referred to herein or executed contemporaneously by the parties in connection herewith) constitutes the whole agreement between the parties hereto and supersedes any previous agreements or arrangements between them relating to the subject matter hereof; it is expressly declared that no variations hereof shall be effective unless made in writing signed by duly authorised representatives of the parties.

25.3 All of the provisions of this Agreement shall remain in full force and effect notwithstanding Share Completion and Asset Completion (except insofar as they set out obligations which have been fully performed at Share Completion and Asset Completion, as the case may
            be).

25.4 If any provision or part of a provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable:

25.4.1 such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement or the enforceability thereof in other jurisdictions, all of which shall remain in full force and effect; and

25.4.2 the parties hereto shall in good faith agree a substitute provision or part of a provision which will be capable of having a similar effect.

25.5 No failure of any party to exercise, and no delay or forbearance in exercising, any right or remedy in respect of any provision of this Agreement shall operate as a waiver of such right or remedy.

25.6 Each party irrevocably and unconditionally waives any right it might have to rescind this Agreement for breach of any warranty not contained in this Agreement or for any misrepresentation not contained in this Agreement unless such warranty or misrepresentation was made fraudulently or dishonestly.

25.7 Upon and after Share Completion and Asset Completion (as the case may be) Monecor shall do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be necessary to give effect to the terms of this Agreement and to transfer the Finacor Shares and the Business (as the case may be) to EBIL and pending the doing of such acts, deeds, documents and things Monecor shall as from the Share Completion Date and the Asset Completion Date (as the case may be) hold the legal estate in the Finacor Shares and the Branch Assets (as the case may be) in trust for EBIL.

25.8 Upon and after Share Completion, EB Holdings shall do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be necessary to give effect to the terms of this Agreement.

25.9 The parties shall not give effect to or enforce any provision of this Agreement or any other agreement forming part of the same arrangement which is such as to render the agreement or arrangement subject to registration in accordance with the Restrictive Trade Practices Act 1976 until the day following that on which particulars of the arrangement are duly furnished to the Director General of Fair Trading in accordance with the provisions of the said Act.

25.10 This Agreement may be executed in one or more counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart and each such counterpart shall constitute an original of this

            Agreement but all the counterparts shall together constitute one and the same instrument.

25.11 If any Overprovision (as defined in clause 12(7) of the Shareholders Agreement) is determined by the auditors of EBIL pursuant to the said clause 12(7), such Overprovision shall be treated as never having been made in the EBIL Completion Accounts for the purposes of clauses 16 and 22 of this Agreement. If any Overprovision (as defined in clause 12(8) of the Shareholders Agreement) is determined by the auditors of EBIL pursuant to the said clause 12(8), such Overprovision shall be treated as never having been made in the Finacor Completion Accounts for the purposes of clauses 14 and 21 of this Agreement.

25.12 Notwithstanding any other provision of this Agreement and the Shareholders Agreement, neither Monecor nor EB Holdings shall benefit more than once in respect of the same Tax asset (whether being a Tax asset of EBIL or Finacor) where such benefit may be obtained pursuant to clauses 14.13, 15.11, 16.14, 21.4 or 22.5 or clauses 12 or 21 of the Shareholders Agreement or otherwise.

26.         Notices
            -------

(1) Any notice or other document to be served under this agreement may be delivered or sent by first class recorded delivery post or facsimile process to the party to be served at its address appearing in this agreement or at such other address as it may have notified to the other parties in accordance with this clause.

(2)         Any notice or document shall be deemed to have been served:

            (a)   if delivered, at the time of delivery; or

            (b) if posted, at 10.00 am on the second Business Day after it was put into the post; or

            (c) if sent by facsimile process, at the expiration of two hours after the time of despatch, if despatched before 3.00 pm on any Business Day, and in any other case at 10.00 am on the Business Day following the date of despatch.

(3) In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as a prepaid first class letter or that the facsimile message was properly addressed and despatched as the case may be.

27.         Governing Law and Submission to Jurisdiction
            --------------------------------------------

This Agreement shall be governed by and construed in accordance with English law and the parties hereto submit to the exclusive jurisdiction of the English courts for the purpose of enforcing any claim arising hereunder. Finacor Peter hereby appoints Monecor as its agent for service of process under the Agreement.

IN WITNESS WHEREOF the parties hereto have executed this document as a deed on the date appearing at the head hereof.

EXECUTED as a DEED by            )

MONECOR (LONDON) LIMITED         )      /s/ MONECOR (LONDON) LIMITED
                                        --------------------------------------
acting by                        )      Director

and                              )

                                 )      /s/ MONECOR (LONDON) LIMITED
                                        --------------------------------------
                                         Director / Secretary




EXECUTED as a DEED by            )

FINACOR PETER                    )      /s/ FINACOR PETER
                                        --------------------------------------
acting by                        )      Director

and                              )

                                 )      /s/ FINACOR PETER
                                        --------------------------------------
                                        Director / Secretary




EXECUTED as a DEED by            )

EURO BROKERS                     )

INTERNATIONAL LIMITED            )      /s/ EURO BROKERS INTERNATIONAL LIMITED
                                        --------------------------------------
acting by                        )      Director

and                              )

                                 )      /s/ EURO BROKERS INTERNATIONAL LIMITED
                                        --------------------------------------
                                        Director / Secretary

EXECUTED as a DEED by            )

EURO BROKERS                     )

HOLDINGS LIMITED                 )      /s/ EURO BROKERS HOLDINGS LIMITED
                                        --------------------------------------
acting by                        )      Director

and                              )

                                 )      /s/ EURO BROKERS HOLDINGS LIMITED
                                        --------------------------------------
                                        Director / Secretary